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                                                                 EXHIBIT (l)(ii)



                               PURCHASE AGREEMENT


         Schwab Investments (the "Fund"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree as follows:

         1. The Fund hereby offers and Schwab hereby purchases 100 Series B units of beneficial interest (representing interests in the Schwab U.S. Government Bond Fund (Short/Intermediate Term) of the Fund (such 100 units of beneficial interest being hereafter collectively known as "Shares") at a price of $10.00 per Share. Schwab hereby acknowledges purchase of the Shares and the Fund hereby acknowledges receipt: from Schwab of funds in the amount of $1,000 in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Fund.

         2. Schwab represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. The names "Schwab Investments" and "Trustees of Schwab Investments" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 26, 1990, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Schwab Investments" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust must look solely to the assets for the Trust belonging to such series for the enforcement of any claims against the Trust.

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         IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the 29th day of October, 1991.

Attest:                                    SCHWAB INVESTMENTS


/s/ Fran Cole
--------------------------------
                                           By:  /s/ Tom D. Seip
                                                -----------------------------
                                           Name:  Tom D. Seip
                                           Title: Chief Operating Officer

Attest:                                    CHARLES SCHWAB & CO., INC.


/s/ Tim Cox
--------------------------------
                                           By:   /s/ David S. Pottruck
                                                 -----------------------------
                                           Name:  David S. Pottruck
                                           Title: President